Exhibit 99.1

Medical Staffing Network Receives Joint Commission's Certificate of Distinction; Company Represents the Largest Branch-Based Healthcare Staffing Organization to
                     Receive Joint Commission Certification


     BOCA RATON, Fla.--(BUSINESS WIRE)--Sept. 18, 2006--Medical Staffing Network Holdings, Inc. (NYSE: MRN), the nation's largest provider of per diem nursing services, today announced that it has been awarded Health Care Staffing Services Certification from The Joint Commission on Accreditation of Healthcare Organizations (Joint Commission), the nation's oldest and largest health care accrediting body.
     Medical Staffing Network is the largest national provider of diversified healthcare staffing services, which includes per diem nursing, travel and allied health, to achieve Joint Commission Certification for all of its locations. Medical Staffing Network, with a national branch network of more than 100 locations, completed the Joint Commission's comprehensive review process in order to earn its Gold Seal of Approval for a second consecutive year. The Joint Commission's certification process for Medical Staffing Network and its multi-site locations consisted of an extensive review of corporate, select virtual locations and unannounced site visits spanning a two-month period.
     Robert J. Adamson, chairman and chief executive officer, stated, "We are honored to receive this Gold Seal of Approval that covers all of our branch and corporate locations, inclusive of our nurse per diem, travel and allied healthcare service lines. We believe that it is evidence of our continued commitment to being a leader in healthcare staffing industry and the affirmation of our ability to provide high-quality staffing services. Earning Joint Commission certification is an achievement resulting from the hard work and dedication set forth by all of our employees, and we thank them for their efforts to ensure that Medical Staffing Network surpasses the standards necessary to meet and exceed expectations."
     The Joint Commission (www.jcaho.org) evaluates and accredits more than 15,000 health care organizations and programs in the United States and is the nation's predominant standards-setting and accrediting body in health care. The Joint Commission's Gold Seal of Approval is recognized nationwide as a symbol of quality that reflects a commitment to meeting certain performance standards. Currently, 96% of U.S. hospital patients are admitted to Joint Commission-accredited hospitals. The new Joint Commission Health Care Staffing Services Certification program offers an independent, comprehensive evaluation of a staffing agency's ability to continuously provide quality staffing services. The rigorous standards, which ensure sound management practices and delivery of quality and safe care, focus on four areas: leadership/business practices, human resource management, performance measurement and improvement and information management.
     Adamson added, "We believe client facilities will continue to recognize the value and benefits of partnering with sophisticated, high-quality staffing providers that comply fully with Joint Commission standards and will source their supplemental staffing needs accordingly."
     Pat Donohoe, RN, chief nursing officer and co-founder of Medical Staffing Network, commented, "It has been a personal and corporate vision to bring industry-wide, quality-driven standards to the health care staffing industry. These standards helped ensure that a staffing provider of our scale was measured by the same standard-setting body as its clients. Receiving the Gold Seal of Approval for a second consecutive year is a great accomplishment and further demonstrates to our clients, nurses and allied healthcare professionals as well as the healthcare community, the high quality standards Medical Staffing Network has established and adheres to."
     The Joint Commission launched the health care staffing services certification program in October 2004. Development of the certification program began in 2003, which included the formation of the Health Care Staffing Certification Task Force comprised of industry stakeholders. The Joint Commission has a 12-member advisory council, a panel that includes Ms. Donohoe.

     Company Summary

     Medical Staffing Network Holdings, Inc. is the largest provider of per diem nurse staffing services in the United States. The Company also provides travel nurse staffing services and is a leading provider of allied health professionals, including radiology specialists, diagnostic imaging technicians and clinical laboratory technicians.

     This release contains statements that are forward-looking in nature. Statements that are predictive in nature, that depend upon or refer to future events or conditions or that include words such as "expects," "anticipates," "intends," "plans," "believes," "estimates," and similar expressions are forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results and performance to be materially different from any future results or performance expressed or implied by these forward-looking statements. These factors include the following: our ability to increase revenues or market share, our ability to continue to generate significant amounts of cash flow from operations, our ability to sustain the improved self insurance claims experience, our ability to attract and retain qualified nurses and other healthcare personnel, the overall level of demand for services provided by temporary nurses, our ability to enter into contracts with hospital and healthcare facility clients on terms attractive to us, our ability to maintain the improvement in the spread between bill and pay rates, the willingness of hospital and healthcare facility clients to utilize temporary healthcare staffing services, the general level of patient occupancy at our hospital and healthcare facility clients, the functioning of our information systems, the effect of existing or future government regulation and federal and state legislative and enforcement initiatives on our business including JCAHO accreditation, our clients' ability to pay us for our services, our ability to successfully implement our acquisition and integration strategies, the effect of liabilities and other claims asserted against us, the effect of competition in the markets we serve and our ability to carry out our business strategy. Additional information concerning these and other important factors can be found within our filings with the Securities and Exchange Commission. Statements in this release should be evaluated in light of these important factors. Although we believe that these statements are based upon reasonable assumptions, we cannot guarantee future results. Given these uncertainties, the forward-looking statements discussed in this press release might not occur.


     CONTACT: Medical Staffing Network Holdings, Inc.
              Robert J. Adamson, 561-322-1303